EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into by and between Verde Bio Holdings, Inc. with an address of 5 Cowboys Way, Suite 300, Frisco, Texas 75034 (hereinafter referred to as “Buyer”), and _____________________, with an address of ________________________________________, (hereinafter referred to as “Seller”).  Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”; and

WHEREAS, Seller owns or has the right to sell the mineral & royalty interests located in Adams County, Colorado and being further described on Exhibit “A” attached hereto and made a part hereof.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, those certain interests in oil and gas leases that are defined and described as “Properties” hereinbelow, subject to and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

Subject to the terms, conditions and provisions of this Agreement, Seller agrees to sell, assign and convey to Buyer an undivided 100% of Seller’s right, title and interest in and to Seller’s oil, gas and other mineral rights in and to the Properties more specifically described on the attached Exhibit A (“the Properties”) including but not limited to oil royalty, gas royalty, overriding royalty interest, mineral interest and other similar interests which may be produced from said oil, gas and mineral leases and lands1.

Terms of this transaction are as follows:

1. The purchase price is $150,000 in cash.

2. The closing shall occur on or before March 26, 2021, (the "Closing Date") Prior to the Closing Date Buyer will have the exclusive right to conduct its review of the Properties, including title.  As a condition to the Transaction, Buyer must be fully satisfied, in its sole and absolute discretion, with the results of its due diligence investigation. Buyer’s sole remedy for any alleged breach of this agreement, including but not limited to failure of title to one or more of the Properties, shall be termination of this agreement.  Payment for purchase of the Properties shall be made in cash within 1 day of the Closing Date. If additional title review is required by the terms of this Agreement, the Closing Date may be extended without amendment by not more than 14 days to accommodate delays attributable to title review.

1 The description of the Properties on Exhibit “A” is subject to change pending the Parties verification of title thereto.

3. Seller represents that as of the Closing Date, the Properties are free and clear of any and all known liens, mortgages and encumbrances created by Seller. All known mortgages, liens or encumbrances created by Seller which affect the Properties will either be released or paid-off by Seller on or before the Closing Date.

4.  On the Closing Date, Seller shall execute and deliver to Buyer, and Buyer shall receive, one or more instruments of conveyance.  Such Conveyance of Mineral and Royalty Interest may be hand delivered, or made by Certified U.S. mail or Federal Express (FedEx) to the Buyer.

5. Seller shall, upon the reasonable request of the Buyer, execute and deliver all deeds, transfer orders, division orders, letters-in-lieu, curative documents and such other documents as our reasonably necessary to carry out the purposes of this Agreement whether before or after the Closing Date. Seller shall also execute any other conveyance documents as required by Buyer, to the satisfaction of Buyer, or its assigns, in the performance of this Agreement and in order to close on the Properties by the Closing Date.

6. Buyer asserts that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended. Buyer is financially able to bear the economic risks of acquiring the Properties, including the risk of total investment loss and understands the illiquid nature of this asset class. Buyer is a sophisticated buyer and has such knowledge and experience in the purchase and sale of mineral and royalty interests so as to be capable of evaluating the merits and risks of and making an informed business decision with regard to the acquisition of said purchased interests.

7. The Effective Date of said transaction shall be Production Effective Date of March 1, 2021. Buyer shall be entitled to all revenue from production from the Properties occurring on or after the Effective Date.

8. Buyer reserves the option and right to assign this PSA to another Buyer controlled entity to fulfill the obligations and receive the benefits of this agreement with Seller.

9. Prior to the Closing Date or termination of this Agreement, Seller shall not offer the Property for sale to any person or entity, or accept or negotiate any offer to purchase by any person, entity, or other party.

10.  All notices given by Buyer to Seller or by Seller to Buyer, shall be in writing and shall be deemed delivered when actually received, or, if earlier and whether or not actually received, (i) if delivered by courier or in person, when left with any person at the address reflected below, if addressed as set forth below, (ii) if by overnight courier service (such as, by way of example but not limitation, U.S. Express Mail or Federal Express) with instructions for delivery on the next business day, one (1) business day after having been deposited with such courier, addressed as reflected below, and (iii) if delivered by mail, three days after deposited in a Post Office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed (as a certified or registered item, return receipt requested). The addresses of the Parties are the address set out in this Agreement.

11. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflict of law principles. All disputes arising from or relating to this Agreement shall be adjudicated in a state district court sitting in Denton County, Texas, and each Party hereby consents to such court's jurisdiction and to such venue.

12. This Purchase and Sales Agreement and the rights, duties and obligations represented hereby shall be binding upon the seller hereto, their respective heirs, administrators, executors, representatives, successors and assigns.

ACCEPTED AND AGREED TO, this 23rd day of March, 2021

SELLER

Its:

BUYER

Verde Bio Holdings, Inc.

By: Scott A. Cox, CEO

Exhibit “A” Lands

Exhibit “A” attached to and made part of that certain Purchase and Sale Agreement for purchase of mineral and royalty interests dated March 22nd, 2021 by and between Verde Bio Holdings, Inc. (“Buyer”) and _____________________ (“Seller”).

An undivided 100% of all of Seller’s right, title, and interest in the following:

THE ASSIGNED OVERRIDE IS LIMITED TO 100% of SELLER’S  ROYALTY INTEREST IN THE FOLLOWING WELLS/UNITS:

SHOOK 3-10-2NAH	API # 05-001-09972
SHOOK 3-10-2NCH	API # 05-001-09980
SHOOK 3-10-3NBH	API # 05-001-09977
SHOOK 3-10-4CDH	API # 05-001-09974
SHOOK 3-10-4NBH	API # 05-001-09976
SHOOK 3-10-5CDH	API # 05-001-09979
SHOOK 3-10-6CDH	API # 05-001-09981
MARCUS LD 11-379HN	API # 05-123-42867
MARCUS LD 11-380HN	API # 05-123-42866
MARCUS LD 11-380HNX	API # 05-123-45388

It is the intention to convey an undivided 100% interest in the interests described above. This list is not intended to be final and is subject to change. Legal Descriptions and exact interests will be identified in Due Diligence.